Linked to the Pound Sterling/U.S. Dollar Exchange Rate

•	Maturity of approximately 1 year.
•	Linked to the pound sterling/U.S. dollar exchange rate (the “Exchange Rate”), which measures the value of an investment in the pound sterling relative to the U.S. dollar.
•	If the pound sterling strengthens relative to the U.S. dollar, the Exchange Rate increases, and if the pound sterling weakens relative to the U.S. dollar, the Exchange Rate decreases.
•	1-to-1 upside exposure to increases in the Exchange Rate, subject to the Max Return of $1,140.00 per $1,000 in principal amount of Notes.
•	Otherwise, at maturity investors will receive the principal amount.
•	All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance”) and Bank of America Corporation (“BAC” or the “Guarantor”).
•	No periodic interest payments.
•	The Capped Return Notes linked to the Pound Sterling /U.S. Dollar Exchange Rate (the “Notes”) priced on May 5, 2023, will issue on May 9, 2023 and will mature on May 10, 2024.
•	The Notes will not be listed on any securities exchange.
•	CUSIP No. 09709T7B1.

The initial estimated value of the Notes as of the pricing date is $984.30 per $1,000 in principal amount of the Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-7 of this pricing supplement and “Structuring the Notes” on page PS-14 of this pricing supplement for additional information.

Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-7 of this pricing supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discount(1)(2)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$5.00	$995.00
Total	$1,597,000	$7,985	$1,589,015

(1)	Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $995.00 per $1,000 in principal amount of Notes.
(2)	The underwriting discount per $1,000 in principal amount of Notes may be as high as $5.00, resulting in proceeds, before expenses, to BofA Finance of as low as $995.00 per $1,000 in principal amount of Notes.

The Notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Selling Agent

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

Terms of the Notes

The Notes are linked to the pound sterling /U.S. dollar exchange rate, which measures the value of an investment in the pound sterling relative to the U.S. dollar. If the pound sterling strengthens relative to the U.S. dollar, the Exchange Rate increases, and if the pound sterling weakens relative to the U.S. dollar, the Exchange Rate decreases. The Notes provide you 1:1 upside exposure to increases in the value of the Exchange Rate, subject to the Max Return, if the Ending Value of the Exchange Rate is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value, you will receive the principal amount. The Notes are not traditional debt securities and it is possible that you may not earn a return on your investment. Any payments on the Notes will be calculated based on $1,000 in principal amount of Notes and will depend on the performance of the Exchange Rate, subject to our and BAC’s credit risk.

Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000 and whole multiples of $1,000 in excess thereof.
Term:	Approximately 1 year
Exchange Rate:	The pound sterling /U.S. dollar exchange rate, which measures the number of U.S. dollars for which one pound sterling can be exchanged as reported by Refinitiv Ltd. on page USDGBPFIXM=WM, or any substitute page thereto, at approximately 10.00 a.m. in New York City.
Pricing Date:	May 5, 2023
Issue Date:	May 9, 2023
Valuation Date:	May 8, 2024, subject to postponement as described under “Additional Terms of the Notes” below.
Maturity Date:	May 10, 2024
Starting Value:	1.25975
Ending Value:	The Exchange Rate on the Valuation Date, as determined by the Calculation Agent.
Exchange Rate Return:
Max Return:	$1,140.00 per $1,000 in principal amount of Notes, which represents a return of 14.00% over the principal amount.
Redemption Amount:

At maturity the Redemption Amount per $1,000 in principal amount of Notes will be:

a)      If the Ending Value is greater than the Starting Value:

$1,000 + ($1,000 x Exchange Rate Return), subject to the Max Return; or

b)      If the Ending Value is equal to or less than the Starting Value:

$1,000

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09709T7B1
Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC – Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the section “Redemption Amount Determination” below, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third trading day prior to the date of acceleration. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

*Subject to change

Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Exchange Rate. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through

CAPPED RETURN NOTES | PS-2

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, and the hedging related charges described below (see “Risk Factors” beginning on page PS-7), will reduce the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the pricing date.

The initial estimated value of the Notes as of the date of this pricing supplement is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-7 and “Structuring the Notes” on page PS-14.

CAPPED RETURN NOTES | PS-3

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

Redemption Amount Determination

On the Maturity Date, you will receive a cash payment per $1,000 in principal amount of Notes determined as follows:

All payments described above are subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

CAPPED RETURN NOTES | PS-4

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

Hypothetical Payout Profile and Examples of Payments at Maturity

Capped Return Notes Table

The following table and Redemption Amount Calculation Examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the Notes. They illustrate the calculation of the Redemption Amount and the return on the Notes based on a Starting Value of 100, the Max Return of $1,140.00 per $1,000 in principal amount of Notes and a range of hypothetical Ending Values. The actual amount you receive and the resulting return will depend on the actual Starting Value, Ending Value and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.

For recent actual levels of the Exchange Rate, see “The Exchange Rate” section below. All payments on the Notes are subject to Issuer and Guarantor credit risk.

Ending Value	Exchange Rate Return	Redemption Amount per Note	Return on the Notes
160.000	60.000%	$1,140.00	14.00%
150.000	50.000%	$1,140.00	14.00%
140.000	40.000%	$1,140.00	14.00%
130.000	30.000%	$1,140.00	14.00%
120.000	20.000%	$1,140.00	14.00%
114.00	14.00%	$1,140.00(1)	14.00%
110.000	10.000%	$1,100.00	10.000%
100.000(2)	0.000%	$1,000.00	0.000%
97.000	-3.000%	$1,000.00	0.000%
95.000	-5.000%	$1,000.00	0.000%
80.000	-20.000%	$1,000.00	0.000%
60.000	-40.000%	$1,000.00	0.000%
50.000	-50.000%	$1,000.00	0.000%
0.000	-100.000%	$1,000.00	0.000%

(1)	The Redemption Amount per Note cannot exceed the Max Return.
(2)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Starting Value of the Exchange Rate is set forth on page PS-2 above.
CAPPED RETURN NOTES | PS-5

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

Hypothetical Payout Profile and Examples of Payments at Maturity

Redemption Amount Calculation Examples

Example 1

The Ending Value is 140.00, or 140.00% of the Starting Value:

Starting Value: 100.00

Ending Value: 140.00

= $1,400.00 Redemption Amount per $1,000 in principal amount of Notes. However, because the Redemption Amount for the Notes cannot exceed the Max Return, the Redemption Amount will be $1,140.00 per $1,000 in principal amount of Notes

Example 2

The Ending Value is 110.00, or 110.00% of the Starting Value:

Starting Value: 100.00

Ending Value: 110.00

= $1,100.00 Redemption Amount per $1,000 in principal amount of Notes

Example 3

The Ending Value is 97.00, or 97.00% of the Starting Value:

Starting Value: 100.00

Ending Value: 97.00

= $1,000.00 Redemption Amount per $1,000 in principal amount of Notes, since the Ending Value is equal to or less than the Starting Value.

CAPPED RETURN NOTES | PS-6

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-17 below.

Structure-related Risks

•	You may not earn a return on your investment. The payment you will receive at maturity will depend on whether the level of the Exchange Rate increases from the Starting Value to the Ending Value. If the level of the Exchange Rate decreases from the Starting Value to the Ending Value (or if the level of the Exchange Rate is unchanged), you will not receive any positive return on the Notes and will only receive the principal amount.
•	The Notes do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Notes, regardless of the extent to which the Ending Value exceeds the Starting Value.
•	The return on the Notes will be limited to the Max Return. The return on the Notes will not exceed the Max Return, regardless of the performance of the Exchange Rate. Accordingly, your return on the Notes may be less than the return you could have realized if you invested directly in the applicable currencies and you will not receive the full benefit of any appreciation in the value of the Exchange Rate beyond that Max Return.
•	Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
•	Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the Redemption Amount at maturity will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the Maturity Date, regardless of the Ending Value as compared to the Starting Value. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.
In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Exchange Rate, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.
•	We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. However, we will have no assets available for distributions to holders of the Notes if they make claims in respect of such Notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders in respect of such claims in any such proceeding will be limited to those available under the Guarantor’s guarantee of such Notes, and any obligations under that guarantee will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to the Guarantor’s subordinated obligations. Holders of the Notes will have recourse only to a single claim against the Guarantor and its assets under the Guarantor’s guarantee of the Notes, and holders of the Notes should accordingly assume that in any bankruptcy, resolution or similar proceeding, they would not have priority over, and should be treated equally with, the claims of all other unsecured and unsubordinated obligations of the Guarantor, including claims of holders of unsecured senior debt securities issued by the Guarantor.
•	The Guarantor’s ability to make payments under its guarantee of the Notes will depend upon its receipt of funds from its subsidiaries, and applicable laws and regulations, and actions taken under the Guarantor’s resolution plan, could restrict the ability of its subsidiaries to transfer such funds. The Guarantor is a holding company and conducts substantially all of its operations through its subsidiaries. The Guarantor depends on dividends and other distributions, loans and other payments from its subsidiaries to fund payments under its guarantee of our payment obligations on the Notes. Any inability of these subsidiaries to pay dividends or make payments to the Guarantor may adversely affect its cash flow and financial condition. Many of these subsidiaries, including bank and broker-dealer subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to the Guarantor or to its other subsidiaries. In addition, the Guarantor’s bank and broker-dealer subsidiaries are subject to restrictions on their ability to lend or transact with affiliates and to minimum regulatory capital and liquidity requirements. Lower earnings in the Guarantor’s subsidiaries can reduce the amount of funds available to the Guarantor as a holding company. Adverse business and economic conditions, including changes in interest and currency exchange rates, illiquidity or volatility in areas where the Guarantor has concentrated credit risk, and a failure in or breach of the Guarantor’s
CAPPED RETURN NOTES | PS-7

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

operational or security systems or infrastructure, could affect the Guarantor’s business and results of operations. Intercompany arrangements the Guarantor has entered into in connection with its resolution planning could restrict the amount of funding available to it from its subsidiaries under certain adverse conditions, as described below under “—A resolution under the Guarantor’s single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on the Notes.” These restrictions could prevent the Guarantor’s subsidiaries from paying dividends or making other distributions to the Guarantor or otherwise providing funds to the Guarantor that the Guarantor needs in order to make payments under its guarantee of our payment obligations on the Notes. In addition, the Guarantor’s right to participate in any distribution of assets of any of its subsidiaries upon such subsidiary’s liquidation or otherwise, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of the Guarantor’s claims as a creditor of such subsidiary may be recognized.
•	A resolution under the Guarantor’s single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on the Notes. The Guarantor is required periodically to submit a plan to the FDIC and the Board of Governors of the Federal Reserve System describing its resolution strategy under the U.S. Bankruptcy Code in the event of material financial distress or failure. In the Guarantor’s current plan, its preferred resolution strategy is a single point of entry (“SPOE”) strategy. This strategy provides that only the Guarantor (the parent holding company) would file for bankruptcy under the U.S. Bankruptcy Code and contemplates providing certain key operating subsidiaries with sufficient capital and liquidity to operate through severe stress and to enable such subsidiaries to continue operating or be wound down in a solvent manner following a Guarantor bankruptcy. The Guarantor has entered into intercompany arrangements governing the contribution of most of its capital and liquidity with these key subsidiaries. As part of these arrangements, the Guarantor has transferred most of its assets (and has agreed to transfer additional assets) to a wholly-owned holding company subsidiary in exchange for a subordinated note. Certain of the Guarantor’s remaining assets secure its ongoing obligations under these intercompany arrangements. The wholly-owned holding company subsidiary also has provided the Guarantor with a committed line of credit that, in addition to the Guarantor’s cash, dividends and interest payments, including interest payments the Guarantor receives in respect of the subordinated note, may be used to fund the Guarantor’s obligations. These intercompany arrangements include provisions to terminate the line of credit and forgive the subordinated note and require the Guarantor to contribute its remaining financial assets to the wholly-owned holding company subsidiary if the Guarantor’s projected liquidity resources deteriorate so severely that resolution becomes imminent, which could materially and adversely affect the Guarantor’s liquidity and ability to meet its payment obligations, including under its guarantee of our payment obligations on the Notes. In addition, the Guarantor’s preferred resolution strategy could result in holders of the Notes being in a worse position and suffering greater losses than would have been the case under a bankruptcy proceeding or other resolution scenarios or plans.
•	The Guarantor’s obligations under its guarantee of the Notes will be structurally subordinated to liabilities of the Guarantor’s subsidiaries. Because the Guarantor is a holding company, its right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Guarantor may itself be recognized as a creditor of that subsidiary. As a result, any obligations of the Guarantor under its guarantee of the Notes will be structurally subordinated to all existing and future liabilities of the Guarantor’s subsidiaries, and claimants should look only to the assets of the Guarantor for payments under the Guarantor’s guarantee of the Notes. Further, creditors of the Guarantor’s subsidiaries recapitalized pursuant to the Guarantor’s resolution plan generally would be entitled to payment of their claims from the assets of the subsidiaries, including the Guarantor’s contributed assets. In addition, any obligations of the Guarantor under its guarantee of the Notes will be unsecured and, therefore, in a bankruptcy or similar proceeding, will effectively rank junior to the Guarantor’s secured obligations to the extent of the value of the assets securing such obligations.
•	Each of BofA Finance LLC and the Guarantor is permitted to sell, convey or transfer all or substantially all of its assets to one or more of the Guarantor’s majority-owned subsidiaries and, in either such event, such subsidiary or subsidiaries will not be required under the indenture relating to the Notes to assume our obligations under the Notes or the Guarantor’s obligations under its guarantee of the Notes, as the case may be. We and the Guarantor each may sell, convey or transfer all or substantially all of its assets to one or more entities that are direct or indirect subsidiaries of the Guarantor in which the Guarantor and/or one or more of its subsidiaries owns more than 50% of the combined voting power, and under the indenture under which the Notes will be issued, including the provisions thereof relating to the Guarantor’s guarantee of the Notes, such subsidiary or subsidiaries will not be required to assume our obligations under the Notes or the Guarantor’s obligations under its guarantee thereof, as the case may be. In either such event, (i) we will remain the sole obligor on the Notes and the Guarantor will remain the sole obligor on the guarantee of the Notes, as the case may be, (ii) creditors of any such subsidiary or subsidiaries would have additional assets from which to recover on their claims and (iii) obligations of the Guarantor under its guarantee of our Notes would be structurally subordinated to creditors of such subsidiary or subsidiaries with respect to such transferred assets. See “Description of Debt Securities of BofA Finance LLC—Limitation on Mergers and Sales of Assets” beginning on page 52 of the accompanying prospectus for more information.
•	The Notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor; events of bankruptcy or insolvency or resolution proceedings relating to the Guarantor and covenant breach by the Guarantor will not constitute an event of default with respect to the Notes. The Notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor. In addition, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor will not constitute an event of default with respect to the Notes. Furthermore, it will not constitute an event of default with respect to the Notes if the guarantee by the Guarantor ceases to be in full force and effect for any reason. Therefore, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor (in the absence of any such event occurring with respect to us) will not permit the Notes to be declared due and payable. In addition, a breach of a covenant by the Guarantor (including, for example, a breach of the Guarantor’s covenants with respect to mergers or the sale of all or substantially all its assets), will not permit the Notes to be declared due and payable. The value you receive on the Notes may be significantly less than what you otherwise would have received had the Notes been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor or the breach of a covenant by the Guarantor or upon the Guarantor’s guarantee ceasing to be in full force and effect.
CAPPED RETURN NOTES | PS-8

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

•	The Redemption Amount will not reflect changes in the level of the Exchange Rate other than on the Valuation Date. Changes in the level of the Exchange Rate during the term of the Notes other than on the Valuation Date will not be reflected in the calculation of the Redemption Amount. Notwithstanding the foregoing, investors should generally be aware of the performance of the Exchange Rate while holding the Notes. The calculation agent will calculate the Redemption Amount by comparing only the Starting Value to the Ending Value. No other level of the Exchange Rate will be taken into account. As a result, you will receive only the principal amount at maturity even if the level of the Exchange Rate has increased at certain times during the term of the Notes before decreasing to a level that is less than the Starting Value as of the Valuation Date.

Valuation- and Market-related Risks

•	The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of the Exchange Rate, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, and the hedging related charges, all as further described in "Structuring the Notes" below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.
•	The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Exchange Rate, our and BAC’s creditworthiness and changes in market conditions.
•	We cannot assure you that there will be a trading market for your Notes. If a secondary market exists, we cannot predict how the Notes will trade, or whether that market will be liquid or illiquid. The development of a trading market for the Notes will depend on various factors, including the Guarantor’s financial performance and changes in the value of the Exchange Rate. Even if there is a secondary market for the Notes, it may not provide enough liquidity to allow you to trade or sell the Notes easily or at a price advantageous to you. The number of potential buyers of your Notes in any secondary market may be limited. There is no assurance that any party will be willing to purchase your Notes at any price in any secondary market.
We anticipate that the Selling Agent or its affiliates will act as a market-maker for the Notes that it offers, but none of them is required to do so and may cease to do so at any time. Any price at which the Selling Agent or its affiliate may bid for, offer, purchase or sell the Notes may be higher or lower than the public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups or other transaction costs. These bids, offers or transaction costs may adversely affect the prices, if any, at which those Notes might otherwise trade in the market. In addition, if at any time the Selling Agent or its affiliate were to cease acting as a market-maker for the Notes, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed.
We will not list the Notes on any securities exchange or quotation system. Even if an application were made to list your Notes, we cannot assure you that the application will be approved or that your Notes will be listed and, if listed, that they will remain listed for their entire term. The listing of the Notes on any securities exchange or quotation system will not necessarily ensure that a trading market will develop or, if a trading market does develop, that there will be liquidity in the trading market.
•	The Notes are not designed to be short-term trading instruments, and if you attempt to sell the Notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. If you wish to liquidate your investment in the Notes prior to maturity, your only option would be to sell them in the secondary market. At that time, there may be an illiquid market for your Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of the Notes, assuming all other conditions remain constant.
•	Value of the Exchange Rate. We anticipate that the market value of the Notes prior to maturity generally will depend to a significant extent on the Exchange Rate. In general, it is expected that the market value of the Notes will decrease as the value of the Exchange Rate decreases. However, as the value of the Exchange Rate increases or decreases, the market value of the Notes is not expected to increase or decrease at the same rate. If you sell your Notes when the value of the Exchange Rate is less than, or not sufficiently above, the Starting Value, then you may receive less than the principal amount of your Notes. In addition, because the Redemption Amount will not exceed the Max Return, we do not expect that the Notes will trade in any secondary market at a price that is greater than the Max Return.
•	Exchange Rate Movements. The Exchange Rate measures the value of an investment in the pound sterling relative to the U.S. dollar. If the pound sterling strengthens relative to the U.S. dollar, the Exchange Rate increases, and if the pound sterling weakens relative to the U.S. dollar, the Exchange Rate decreases.
•	Volatility of the Exchange Rate. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the
CAPPED RETURN NOTES | PS-9

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

Exchange Rate during the term of the Notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue during the term of the Notes. Increases or decreases in the volatility of the Exchange Rate may have an adverse impact on the market value of the Notes. Even if the value of the Exchange Rate increases after the pricing date, if you are able to sell your Notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the Exchange Rate will continue to fluctuate until the Ending Value is determined.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States and the non-U.S. countries in which the relevant currencies are issued or used, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect the foreign exchange markets generally, may adversely affect the value of the Exchange Rate and the market value of the Notes.
•	Interest Rates. We expect that changes in interest rates will affect the market value of the Notes. In general, if U.S. interest rates increase, we expect that the market value of the Notes will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the Notes. The levels of and changes in the levels of interest rates in the countries relevant to the Exchange Rate are issued or used may affect the economies of these countries, and in turn, the Exchange Rate, which may adversely affect the market value of the Notes.
•	Our and the Guarantor’s Financial Condition and Creditworthiness. Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of the Notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the Notes. However, a decrease in our or the Guarantor’s credit spreads or an improvement in our or the Guarantor’s credit ratings will not necessarily increase the market value of the Notes.
•	Time to Maturity. There may be a disparity between the market value of the Notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Exchange Rate during the term of the Notes. As the time to maturity decreases, this disparity will likely decrease, such that the market value of the Notes will approach the expected Redemption Amount to be paid at maturity.

Conflict-related Risks

•	Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell the currencies represented by the Exchange Rate, or futures or options contracts or exchange traded instruments on those currencies, or other instruments whose value is derived from those currencies. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the level of the Exchange Rate in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may have affected the level of the Exchange Rate. Consequently, the level of the Exchange Rate may change subsequent to the pricing date, which may adversely affect the market value of the Notes.
We, the Guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have affected the level of the Exchange Rate on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the level of the Exchange Rate, the market value of your Notes prior to maturity or the amounts payable on the Notes.
•	There may be potential conflicts of interest involving the Calculation Agent, which is an affiliate of ours. We have the right to appoint and remove the Calculation Agent. One of our affiliates will be the Calculation Agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as Calculation Agent. These conflicts could occur, for instance, in connection with the Calculation Agent’s determination as to whether a Non-Publication Event has occurred or the calculations related to the replacement of any related currencies. The Calculation Agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we expect that the Guarantor will control the Calculation Agent, potential conflicts of interest could arise. None of us, the Guarantor or any of our affiliates will have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of the Notes.
•	Our trading, hedging and other business activities, and those of the Guarantor and any of our other affiliates, including the Selling Agent, may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including the Selling Agent, may engage in trading activities related to the Exchange Rate and the related currencies that are not for your account or on your behalf. We, the Guarantor or one or more of our other affiliates, including the Selling Agent, also may issue or underwrite other financial instruments with returns based upon the applicable Exchange Rate or the relevant currencies. These trading and other business activities may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including the Selling Agent, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Exchange Rate or secondary trading in your Notes, could be adverse to your interests as a beneficial owner of the Notes.

We, the Guarantor and one or more of our other affiliates, including the Selling Agent, expect to enter into arrangements or adjust or close out

CAPPED RETURN NOTES | PS-10

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

existing transactions to hedge our obligations under the Notes. We, the Guarantor or our other affiliates, including the Selling Agents, also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the Notes. We may enter into such hedging arrangements with one or more of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to the Notes and the applicable Exchange Rate or currencies. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the Guarantor and our affiliates, including the Selling Agents, will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the Notes increases or decreases or whether the payment at maturity is more or less than the principal amount of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including the Selling Agent, receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

Exchange Rate-related Risks

•	Our offering of the Notes does not constitute a recommendation of the Exchange Rate. You should not take our offering of the Notes as an expression of our views about how the Exchange Rate will perform in the future or as a recommendation to invest in the Exchange Rate or the related currencies, including through an investment in the Notes. As we are part of a global financial institution, we, the Guarantor and our other affiliates may, and often do, have positions (both long and short) in the applicable currencies that may conflict with an investment in the Notes. You should undertake an independent determination of whether an investment in the Notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.
•	You must rely on your own evaluation of the merits of an investment linked to the Exchange Rate. In the ordinary course of business, our affiliates may have expressed views on expected movements in the relevant currencies, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the relevant currencies may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the relevant currencies from multiple sources, and you should not rely on the views expressed by our affiliates.
•	The Redemption Amount will depend on the Exchange Rate, which is affected by many complex factors outside of our control. The value of the Exchange Rate may be affected by complex political and economic factors. The Exchange Rate is at any moment a result of the supply and demand for the applicable currencies, and changes in the Exchange Rate will result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each applicable currency, including economic, financial, regulatory, social, and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments in those countries and other countries important to international trade and finance. Certain relevant information relating to the countries that have issued one or more of the relevant currencies may not be as well-known or as rapidly or thoroughly reported in the U.S. as is comparable information relating to the U.S. economy. You should be aware of the possible lack of availability of important information that can affect the value of the applicable currencies, particularly relative to the U.S. dollar, and you may need to make special efforts to obtain that information on a timely basis.
•	The Exchange Rate on which your Notes are based could be affected by the actions of the applicable governments. Foreign exchange rates can be either fixed by sovereign governments or floating. Exchange rates of most economically developed nations and many developing nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces. The applicable governments may use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter an exchange rate or relative exchange characteristics by devaluating or revaluating that currency. As a result, a special risk in purchasing the Notes is that their liquidity and market value, and the Redemption Amount, could be affected by the actions of those governments, which could change or interfere with otherwise freely determined currency valuation, fluctuations in response to other market forces, and the movement of such currencies across borders. There will be no adjustment or change in the terms of your Notes in the event that the Exchange Rate should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting any relevant currency (except for the limited instance of the issuance of a replacement currency, as more fully described below in “Additional Terms of the Notes” below).
•	Even though currencies trade around-the-clock, the Notes will not trade around-the-clock and the prevailing market prices for the Notes may not reflect the Exchange Rate. The interbank market in foreign currencies is a global, around-the-clock market, which will not be the case for the Notes. The hours of trading for your Notes will not conform to the hours during which any applicable currency is traded. Significant price and rate movements may take place in the applicable foreign exchange markets that will not be reflected immediately in the market price of your Notes. The possibility of these movements should be taken into account in relating the value of your Notes to movements occurring in the applicable foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information. However, this information will not necessarily be reflected in the value of the Exchange Rate used to calculate the Redemption Amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for you to obtain timely, accurate data about the state of the applicable foreign exchange markets.
•	Suspensions or disruptions of market trading in the applicable currencies may adversely affect the value of the Notes. The currency markets are subject to temporary distortions and other disruptions due to a variety of factors. These factors include government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. Any of these factors could impact the value of the applicable
CAPPED RETURN NOTES | PS-11

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

currencies and, therefore, adversely affect the value of the Notes.

•	Currency exchange risks can be expected to heighten in periods of financial turmoil. In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Exchange Rate. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

Tax-related Risks

•	The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. We intend to treat the Notes as debt instruments for U.S. federal income tax purposes. Accordingly, you should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “U.S. Federal Income Tax Summary”.
•	You may be required to include income on the Notes over their term, even though you will not receive any payments until maturity. The Notes will be considered to be issued with original issue discount. You will be required to include income on the Notes over their term based upon a comparable yield, even though you will not receive any payments until maturity. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and consult your own tax advisor. You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.
CAPPED RETURN NOTES | PS-12

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

Additional Terms of the Notes

General

The Notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series A” that will be issued under the senior indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture is described more fully in the accompanying prospectus and prospectus supplement. The following description of the Notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities of BofA Finance LLC” in the prospectus. These documents should be read in connection with this pricing supplement. If any information in this pricing supplement is inconsistent with the accompanying prospectus or prospectus supplement, you should rely on the information in this pricing supplement.

The Notes are unsecured senior debt securities issued by the Issuer, and are not guaranteed or insured by the FDIC. Our payment obligations on the Notes are fully and unconditionally guaranteed by the Guarantor. The Notes will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of the Notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payment(s) due on the Notes, including any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of Bank of America Corporation, as guarantor.

If the maturity date is not a business day (as defined in the accompanying prospectus supplement in “Description of the Notes—Payment of Principal, Interest and Other Amounts Payable—Business Day Conventions”), we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

All payment(s) due on the Notes will be payable only in U.S. dollars.

The Notes are not redeemable by us or repayable at the option of any holder. The Notes are not subject to any sinking fund.

Certain Terms of the Notes

A “Currency Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in any of the countries which issue the applicable currency are authorized or required by law, regulation, or executive order to close and those banks are open for dealing in foreign exchange and foreign currency deposits.

Non-Publication Event

If the following event occurs (each, a “Non-Publication Event”):

•	the calculation agent determines that the scheduled Valuation Date is not a Currency Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise, or the Exchange Rate is not quoted on the specified page at the specified time on the scheduled Valuation Date (for purposes of determining the Ending Value), then the calculation agent will determine the Ending Value on the next applicable Currency Business Day on which the Exchange Rate that is affected by a Non-Publication Event, is so quoted. However, in no event will the determination of the Exchange Rate be postponed to a date (the “final determination date”) that is later than the close of business in New York, New York on the second scheduled business day following the close of business in New York, New York on the second scheduled business day prior to the maturity date (for purposes of determining the Ending Value).

If, following a Non-Publication Event and postponement as described above, the Exchange Rate remains not quoted on the final determination date, the Ending Value will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Ending Value on the final determination date in a manner which the calculation agent considers commercially reasonable under the circumstances.

Successor Currencies

For purposes of the following, the pound sterling is the original “Base Currency” and the U.S. dollar is the original “Underlying Currency”

If the Base Currency is replaced by a successor monetary unit (the “New Currency”) as the legal tender of the Base Currency’s country or jurisdiction, the calculation agent will calculate the Ending Value by using the exchange rate of the New Currency relative to the Underlying Currency on the calculation day, multiplied by a fraction, the numerator of which will be “1” and the denominator of which will be the number of units of the applicable Base Currency represented by one unit of the New Currency. Conversely, in the event an Underlying Currency applicable to your Currency MITTS is replaced by a New Currency, the calculation agent will calculate the Ending Value by using the exchange rate of the Base Currency relative to the New Currency on the calculation day, multiplied by the number of units of the Underlying Currency represented by one unit of the New Currency. No other changes will be made to the terms of your Notes as a result of such replacement.

As an example of the calculation described above, if a Base Currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that Base Currency, the Ending Value would be calculated by using the applicable exchange rate of the applicable New Currency (relative to the Underlying Currency) multiplied by 1/1,000. Alternatively, if an Underlying Currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that Underlying Currency, the Ending Value would be calculated by using the applicable exchange rate of the Base Currency (relative to the New Currency) multiplied by 1,000.

CAPPED RETURN NOTES | PS-13

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

If a Base Currency or an Underlying Currency is replaced by two or more currencies, the calculation agent may select as the New Currency the currency resulting from that division (or a basket of two or more currencies resulting from that division) that it determines in good faith to be commercially reasonable under the circumstances, and may make such other adjustments to the terms of the Notes as it determines to be appropriate to reflect that event.

Role of the Calculation Agent

The Calculation Agent has the sole discretion to make all determinations regarding the Notes as described in this pricing supplement, including determinations regarding the payment(s) on the Notes, the Exchange Rate, the Starting Value, the Ending Value, any non-publication events, any new Currencies, business days, Currency Business Days and the Valuation Date. Absent manifest error, all determinations of the Calculation Agent will be conclusive for all purposes and final and binding on you, the Guarantor and us, without any liability on the part of the Calculation Agent. We have appointed BofAS as the Calculation Agent for the Notes. However, we may change the Calculation Agent at any time without notifying you.

Same-Day Settlement and Payment

The Notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the Notes in immediately available funds. We will pay the amounts due on the Notes in immediately available funds so long as the Notes are maintained in book-entry form.

Listing

The Notes will not be listed on a securities exchange or quotation system.

CAPPED RETURN NOTES | PS-14

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

The Exchange Rate

The Exchange Rate is designed to track the value of an investment in the pound sterling relative to the U.S. dollar. The Exchange Rate will be the number of U.S. dollars for which one pound sterling can be exchanged, as described on page PS-2 above. Accordingly, an increase in the Exchange Rate means that the pound sterling has strengthened relative to the U.S. dollar; a decrease in the Exchange Rate means that the pound sterling has weakened relative to the U.S. dollar.

Historical Performance of the Exchange Rate

The following graph sets forth the daily historical performance of the Exchange Rate in the period from January 2, 2018 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Exchange Rate (and therefore the Starting Value) was 1.25975. The horizontal line in the graph represents the level of the Exchange Rate that will result in an Exchange Rate Return that exceeds the Max Return.

GBPUSD
1.6
1.4
1.2
1
0.8
0.6
0.4
0.2
0
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PX_LAST
14% Cap as per 5/5/23 price

This historical data on the Exchange Rate is not necessarily indicative of the future performance of the Exchange Rate or what the value of the Notes may be. Any historical upward or downward trend in the level of the Exchange Rate during any period set forth above is not an indication that the Exchange Rate is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the value of the Exchange Rate.

CAPPED RETURN NOTES | PS-15

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

BofAS is not acting as your fiduciary or advisor solely as a result of the making of any offering of the Notes, and you should not rely upon this pricing supplement or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any Notes. You should make your own investment decision regarding the Notes after consulting with your legal, tax and other advisors.

Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $995.00 per $1,000 in principal amount of Notes.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Exchange Rate and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

Sales Outside of the United States

The Notes have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, to offer the Notes in any jurisdiction other than the United States. As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.

Further, no offer or sale of the Notes is being made to residents of:

•	Australia
•	Barbados
•	Belgium
•	Crimea
•	Cuba
•	Curacao
•	Gibraltar
•	Indonesia
•	Italy
•	Iran
•	Kazakhstan
•	Malaysia
•	New Zealand
•	North Korea
•	Norway
•	Russia
•	Syria

You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-56 of the accompanying prospectus supplement.

CAPPED RETURN NOTES | PS-16

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Regulation (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC have authorized, nor do they authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), as amended or superseded, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

CAPPED RETURN NOTES | PS-17

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Exchange Rate. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Exchange Rate, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-7 above and “Use of Proceeds” on page PS-17 of the accompanying prospectus.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the Notes and the related guarantee, such Notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the Notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the Notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.

CAPPED RETURN NOTES | PS-18

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This discussion does not address the tax consequences applicable to holders subject to Section 451(b) of the Code. This summary assumes that the issue price of the Notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” The balance of this discussion assumes that this characterization is proper and will be respected.

U.S. Holders

If the Notes are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, such Notes generally will be subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described under “U.S. Federal Income Tax Considerations—General—Consequences to U.S. Holders—Debt Securities Subject to Contingencies” in the accompanying prospectus, a U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the Notes. A U.S. Holder of the Notes generally will be required to include in income OID in excess of actual cash payments received for certain taxable years.

The following table is based upon a projected payment schedule and a comparable yield equal to 5.22% per annum (compounded semi-annually). This tax accrual table is based upon a projected payment schedule per $1,000.00 principal amount of the Notes, which would consist of a single payment of $1,053.0339 at maturity. The following table is for tax purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 principal amount of the Notes)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 principal amount of the Notes)
May 9, 2023 through December 31, 2023	$33.6891	$33.6891
January 1, 2024 through May 10, 2024	$19.3448	$53.0339

Projected Redemption Amount = $1,053.0339 per Note.

Upon a sale, exchange, retirement, or other disposition of the Notes, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized and that holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes generally will equal the cost of the Notes, increased by the amount of OID previously accrued by the holder for the Notes. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the previous interest inclusions in respect of the Notes, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the Note. The deductibility of capital losses by a U.S. Holder is subject to limitations.

CAPPED RETURN NOTES | PS-19

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

Non-U.S. Holders

Please see the discussion under “U.S. Federal Income Tax Considerations—General—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the Notes.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

CAPPED RETURN NOTES | PS-20

Capped Return Notes Linked to the Pound Sterling/U.S. Dollar Exchange Rate

Where You Can Find More Information

The terms and risks of the Notes are contained in this pricing supplement and in the following related prospectus supplement and prospectus, which can be accessed at the following links:

●	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm

This pricing supplement and the accompanying prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CAPPED RETURN NOTES | PS-21